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                                                                   EXHIBIT 10.20
                           STOCK PURCHASE AGREEMENT

  Agreement entered into on as of April 15, 1998, by and among PRIMETECH CANADA INC., a Nova Scotia corporation ("Buyer"), and GEORGE SCHWARTZ, an individual, P.M.T. HOLDINGS INC., an Ontario corporation, and MICHAEL MARKOVITZ, an individual (collectively "Sellers"). Buyer and Sellers are referred to collectively herein as the "Parties."

  Sellers in the aggregate own all of the outstanding capital stock of PRIMETECH CORPORATION INC., an Ontario corporation and 1184267 ONTARIO INC., an Ontario corporation (the "Companies").

  This Agreement contemplates a transaction in which Buyer will purchase from Sellers, and Sellers will sell to Buyer, all of the outstanding capital stock of the Companies in return for cash and other consideration. It is anticipated that this Agreement will close only in the event the American Education Corporation ("AEC",) completes its initial public offering.

  Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

      1, DEFINITIONS.

      "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

      "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

      "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

      "Buyer" has the meaning set forth in the preface above.

      "Closing" has the meaning set forth in (S)2(c) below.

      "Closing Date" has the meaning set forth in (S)2(c) below.

      "Code" means the Internal Revenue Code of 1986, as amended.
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     "Companies" has the meaning set forth in the prefaces above.

     "Companies' Shares" shall refer to all of the common stock of both of the Companies.

     "Confidential Information" means any information concerning the businesses and affairs of the Companies that is not already generally available to the public.

     "Deferred Intercompany Transaction" has the meaning set forth in Reg. (S)
1. 1502-13.

     "Disclosure Schedule" has the meaning set forth in (S)4 below.

     "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program or any similar plan or arrangement authorized under Canadian law.

      Employee Pension Benefit Plan " has the meaning set forth in ERISA (S) 3

      (2). "Employee Welfare Benefit Plan" has the meaning set forth in ERISA

      (S)3(l). "Employment Agreements" has the meaning set for in (S)2(b)(iii) below.

     "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, Canadian, provincial and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Financial Statement" has the meaning set forth in (S)4(g) below.

     "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     "Indemnified Party" has the meaning set forth in (S)8(d) below.
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     "Indemnifying Party" has the meaning set forth in (S)8(d) below.

      "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

"Knowledge" means actual knowledge after reasonable investigation.

"Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

"Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

"Most Recent Financial Statements" has the meaning set forth in (S)4(g) below.

"Most Recent Fiscal Month End' has the meaning set forth in (S)4(g) below.

"Most Recent Fiscal Year End' has the meaning set forth in (S)4(g) below.

"Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

"Party" has the meaning set forth in the preface above.

"Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

"Purchase Price" has the meaning set forth in (S)2(b) below.

"Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest,
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other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

"Seller" has the meaning set forth in the preface above.

"Stock Payments" has the meaning set forth in (S)2(b)(ii).

"Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

"Tax" means any federal, state, local, provincial or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code (S)59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

"Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Third Party Claim" has the meaning set forth in (S) 8 (d) below.

 2.  PURCHASE AND SALE OF COMPANIES' SHARES.

  (a) Basic Transaction. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from each of Sellers, and each of Sellers agrees to sell to Buyer, all of his or its Companies' Shares for the consideration specified below in this (S)2.

  (b)  Purchase Price.

  (i) Cash at Closing. Buyer agrees to pay to Sellers at the Closing $CD500,000, (the "Purchase Price" payable by wire transfer or delivery of other immediately available funds. The Purchase Price shall be allocated among Sellers in proportion to their respective holdings of Companies' Shares, as reflected in Disclosure Schedule (S)4(b).

  (ii) Stock Payments. Within thirty (30) days following each of the first, second and third anniversary of the Closing Date, as defined herein, and provided that the common stock of American Education Corporation ("AEC') is publicly traded as of that anniversary date, Buyer shall cause to be transferred to Sellers the number of shares of common stock in AEC equal to the Canadian dollar value of one hundred and two percent (I 02%) of the Companies' net income before tax for the twelve month period immediately preceding such anniversary date divided by the equivalent Canadian dollar
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value of the closing price of the AEC stock as of such anniversary date
(hereinafter referred to as the "Stock Payments"). For purposes of this
(S)2(b)(ii), (i) Buyer shall compute the net income before tax using each of the Companies' internal monthly income statements for the relevant twelve (12) month period, with relevant year end adjustments to be estimated, and (ii) if the Closing Date did not occur on the last day of a calendar month, the Closing Date shall be deemed to have occurred on the last day of the first full calendar month following the Closing. The Stock Payments shall be allocated among Sellers in proportion to their respective holdings in each of the Companies as reflected in Disclosure Schedule (S)4(b).

(iii) Employment Agreements. Buyer shall enter into three year employment agreements with George Schwartz and Vasco Lopes (the principal of P.M.T. Holdings, Inc.) in substantially the forms attached hereto as Exhibit A (the "Employment Agreements"). If George Schwartz breaches and/or terminates his Employment Agreement, Buyer shall have no further liability to George Schwartz under this Agreement. If Vasco Lopes breaches or terminates his Employment Agreement, Buyer shall have no further liability to Vasco Lopes and P.M.T. Holdings, Inc. under this Agreement.

(iv) Repayment of Shareholder Loans. Within thirty (30) days of the Closing Date, Buyer will cause the Companies to repay loans due to Sellers in the amount reflected on the Companies' audited November 30, 1997 financial statement.

(v) Estimated Purchase Price Value. For purposes of purchase price value, the estimated value of the sum of the Cash at Closing and the Stock Payments is $2.1 million. Notwithstanding this estimate, there is no guarantee that actual value received by Sellers will equal or approach the value estimated in this
(S)2(b)(iv), and this estimate shall not be construed to be any representation of expected value.

        (c) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Primetech Institute in Willowdale, Ontario, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Buyer and the Sellers may mutually determine (the "Closing Date"); provided, however, that the Closing Date shall be no earlier than two (2) business days after the effective date of AEC's initial public offering.

        (d) Deliveries at the Closing. At the Closing, (i) Sellers will deliver to Buyer the various certificates, instruments, and documents referred to in (S)7(a) below, (ii) Buyer will deliver to the Sellers the various certificates, instruments, and documents referred to in (S)7(b) below, (iii) each of Sellers will deliver to Buyer stock certificates representing all of his or its Companies' Shares, endorsed in blank or accompanied by duly executed assignment documents, and (iv) Buyer will deliver to each of Sellers the consideration specified in (S)2(b) above.

3.  Representations and Warranties Concerning the Transaction.

        (a) Representations and Warranties of Sellers. Each of Sellers represents and warrants
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to Buyer that the statements contained in this (S)3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this (S)3(a)) with respect to himself or itself

      (i) Organization of Certain Sellers. If Seller is a corporation, Seller is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

      (ii) Authorization of Transaction. Sellers have full power and authority (including, if Seller is a corporation, full corporate power and authority) to execute and deliver this Agreement and to perform his or its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Sellers, enforceable in accordance with its terms and conditions. Sellers need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

      (iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Sellers are subject or, if Sellers are a corporation, any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Sellers are a party or by which he or it is bound or to which any of his or its assets is subject.

      (iv) Brokers' Fees. Sellers have no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

      (v) Investment. Sellers are sophisticated investors with knowledge and experience in business and financial matters.

      (vi) Companies' Shares. Sellers hold of record and own beneficially the number of Companies' Shares set forth next to his or its name in (S)4(b) of the Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of the Companies (other than this Agreement). Sellers are not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Companies.

      (b) Representations and Warranties of Buyer. Buyer represents and warrants to Sellers that the statements contained in this (S)3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the
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Closing Date were substituted for the date of this Agreement throughout this
(S)3(b)).

      (i) Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

      (ii) Authorization of Transaction. Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions. Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

      (iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter or bylaws.

      (iv) Brokers' Fees. Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

      (v) Investment. Buyer is not acquiring the Shares of the Companies with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

4. REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANIES. Sellers represent and warrant to Buyer that the statements contained in this (S)4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this (S)4), except as set forth in the disclosure schedule delivered by Sellers to Buyer on the date hereof and initialed by the Parties (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this (S)4.

      (a) Organization, Qualification, and Corporate Power. Each of the Companies is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of the Companies is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Each of the Companies has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. (S)4(a) of the Disclosure Schedule lists the directors and officers of each of the Companies. Sellers have delivered to Buyer correct and complete copies of the charter and bylaws of each of the Companies (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of each of the Companies are correct and complete. Neither of the Companies is in default under or in violation of any provision of its charter
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or bylaws.

(b) Capitalization. The entire authorized capital stock of each of the Companies consists of three thousand (3000) shares, of which three thousand
(3000) shares are issued and outstanding and no Companies' Shares are held in treasury. All of the issued and outstanding Companies' Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the respective Sellers as set forth in (S)4(b) of the Disclosure Schedule. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require either of the Companies to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to either of the Companies. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of either of the Companies.

  (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of the Companies is subject or any provision of the charter or bylaws of any of the Companies or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which either of the Companies is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Neither of the Companies needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

  (d) Brokers' Fees. Neither of the Companies has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

  (e) Title to Assets. The Companies have good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

  (f) [Intentionally Omitted]

  (g) Financial Statements. Attached hereto as Exhibit B are the following financial statements (collectively the "Financial Statements"): (i) unaudited consolidating balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended November 30, 1995 and November 30, 1996, and audited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended November 30, 1997 (the "Most Recent Fiscal Year End') for each of the Companies; and (H)
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unaudited consolidated and consolidating balance sheets and statements of income, changes in stockholders' equity, and cash flow (the "Most Recent Financial Statements") as of and for the four months ended March 31, 1998 (the "Most Recent Fiscal Month End') for each of the Companies. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Companies as of such dates and the results of operations of the Companies for such periods, are correct and complete, and are consistent with the books and records of the Companies (which books and records are correct and complete) ; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.

     (h) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of any of the Companies. Without limiting the generality of the foregoing, since that date:

     (i) neither of the Companies has sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

     (ii) neither of the Companies has entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the Ordinary Course of Business;

     (iii) no party (including either of the Companies) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $10,000 to which either of the Companies is a party or by which any of them is bound;

     (iv) neither of the Companies has imposed any Security Interest upon any of its assets, tangible or intangible;

     (v) neither of the Companies has made any capital expenditure (or series of related capital expenditures) outside the Ordinary Course of Business;

     (vi) neither of the Companies has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) outside the Ordinary Course of Business;

     (vii) neither of the Companies has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $10,000 singly or $25,000 in the aggregate; .

     (viii) neither of the Companies has delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

  (ix) neither of the Companies has cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

  (x) neither of the Companies has granted any license or sublicense of any rights under or with respect to any Intellectual Property;

  (xi) there has been no change made or authorized in the charter or bylaws of either of the Companies;

  (xii) neither of the Companies has issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

  (xiii) neither of the Companies has declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

  (xiv) neither of the Companies has experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

  (xv) neither of the Companies has made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

  (xvi) neither of the Companies has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

  (xvii) neither of the Companies has granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

  (xviii) neither of the Companies has adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

  (xix) neither of the Companies has made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

  (xx) neither of the Companies has made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

  (xxi) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving either of the Companies; and

  (xxii)  neither of the Companies has committed to any of the foregoing.

     (i) Undisclosed Liabilities. Neither of the Companies has any Liability (and Sellers have no knowledge of any Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

(j) Legal Compliance. Each of the Companies and their respective predecessors and Affiliates has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

(k)  Tax Matters.

     (i) Each of the Companies has filed all Tax Returns (Canadian, United States, Provincial, etc.) that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by any of the Companies (whether or not shown on any Tax Return) have been paid. The Companies are currently not the beneficiaries of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Companies do not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Companies that arose in connection with any failure (or alleged failure) to pay any Tax.

     (ii) Each of the Companies has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

     (iii) No Seller or director or officer of either of the Companies expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no pending dispute or claim concerning any Tax Liability of either of the Companies.

     (iv) Neither of the Companies has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

     (v) (S)4(k) of the Disclosure Schedule sets forth the following information with respect to each of the Companies, as of the most recent practicable date: (A) the basis of each of the Companies in its assets; (B) the amount of any net operating loss, net capital loss, unused investment of other credit, unused foreign tax, or excess charitable contribution allocable to each of the Companies; and (C) the amount of any deferred gain or loss allocable to each of the Companies arising out of any Deferred Intercompany Transaction.

(1)   Real Property.

(i)   The Companies own no real property.

(ii) (S)4(l)(ii) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to each of the Companies. Sellers have delivered to Buyer correct and complete copies of the leases and subleases listed in (S)4(l)(ii) of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in (S)4(l)(ii) of the Disclosure Schedule, the lease or sublease is legal, valid, binding, enforceable, and in full force and effect and will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby.

(m)   Intellectual Property.

      (i) The Companies own or have the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary or desirable for the operation of the businesses of the Companies as presently conducted. Each item of Intellectual Property owned or used by the Companies immediately prior to the Closing hereunder will be owned or available for use by the Companies on identical terms and conditions immediately subsequent to the Closing hereunder.

    (ii) Neither of the Companies has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties. To the Knowledge of any of Sellers and the directors and officers of the Companies, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of either of the Companies.

    (iii) To the Knowledge of any of Sellers and the directors and officers of the Companies, neither of the Companies will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted.

    (n) Tangible Assets. The Companies own or lease all buildings, machinery, equipment, and other tangible assets necessary for the conduct of their businesses as presently conducted. Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

    (o) Inventory. The inventory of the Companies is merchantable and fit for the purpose for which it was procured.

    (p) Contracts. (S)4(p) of the Disclosure Schedule lists the following contracts and other agreements to which either of the Companies is a party:

    (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $10,000 per annum;

       (ii) any agreement (or group of related agreements) for the purchase or sale of supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to any of the Companies, or involve consideration in excess of $10,000;

(iii)  any agreement concerning a partnership or joint venture;

(iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $10,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

(v)    any agreement concerning confidentiality or noncompetition;

(vi) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

(viii) any collective bargaining agreement;

(ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $30,000 or providing severance benefits;

(x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

(xi) any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of any of the Companies;

(xii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $25,000.

Sellers have delivered to Buyer a correct and complete copy of each written agreement listed in (S)4(p) of the Disclosure Schedule (as amended to date). With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

      (q) Notes and Accounts Receivable. All notes and accounts receivable of the Companies are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of each of the Companies.

      (r) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of either of the Companies.

      (s) Insurance. (S)4(s) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which either of the Companies has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past 5 years:

(i)     the name, address, and telephone number of the agent;

(ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

(iii)   the policy number and the period of coverage;

(iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

(v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

 With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither of the Companies nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. Each of the Companies has been covered during the past 5 years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. (S)4(s) of the Disclosure Schedule describes any self-insurance arrangements affecting any of the Companies.

 (t) Litigation. (S)4(t) of the Disclosure Schedule sets forth each instance in which either of the Companies (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in (S)4(t) of the Disclosure Schedule could result in any material adverse change in the business, financial condition, operations, results of operations, or future prospects of either of the Companies. None of Sellers and the directors and officers of the Companies has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against either of the Companies.

 (u) Employees. To the Knowledge of any of Sellers and the directors and officers of the Companies, no executive, key employee, or group of employees has any plans to terminate employment with any of the Companies. Neither of the Companies is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. Neither of the Companies has committed any unfair labor practice. None of Sellers and the directors and officers of the Companies has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of any of the Companies.

(v)  Employee Benefits.  The Companies have no Employee Benefit Plans.

(w) Guaranties. Neither of the Companies is a guarantor or otherwise is liable for any liability or obligation (including indebtedness) of any other Person.

(x) Environment, Health, and Safely. Each of the Companies and their respective predecessors and Affiliates has complied with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. Without limiting the generality of the preceding sentence, each of the Companies, and their respective predecessors and Affiliates has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws.


5. PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

 (a) General. Each of the Parties will use his or its reasonable best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement.

 (b) Notices and Consents. Sellers will cause each of the Companies to give any notices to third parties, and will cause each of the Companies to use its reasonable best efforts to obtain any third party consents, that Buyer reasonably may request in connection with the matters referred to in (S)4(c) above. Each of the Parties will (and Sellers will cause each of the Companies to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in (S)3(a)(ii), (S)3(b)(iii), and (S)4(c) above.

  (c) Operation of Business. Sellers will not cause or permit either of the Companies to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, Sellers will not cause or permit any of the Companies to (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, or (ii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in (S)4(h) above.

  (d) Preservation of Business. Sellers will cause each of the Companies to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

  (e) Full Access. Each of Sellers will permit, and Sellers will cause each of the Companies to permit representatives of Buyer to have full access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to each of the Companies.

  (f) Notice of Developments. Sellers will give prompt written notice to Buyer of any material adverse development causing a breach of any of the representations and warranties in (S)4 above. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of his or its own representations and warranties in (S)3 above.

  (g) Exclusivity. None of Sellers will (and Sellers will not cause or permit any of the Companies to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets of, any of the Companies (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. None of Sellers will vote their Companies' Shares in favor of any such acquisition structured as a merger, consolidation, or share exchange. Sellers will notify Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.


6, POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing.

     (a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under (S)8 below). Sellers acknowledge and agree that from and after the Closing Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Companies.

     (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving either of the Companies, each of the other Parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under (S)8 below).

     (c) Transition. None of Sellers will take any action that is designed or intended to discourage any lessor, licensor, customer, supplier, or other business associate of any of the Companies from maintaining the same business relationships with the Companies after the Closing as it maintained with the Companies prior to the Closing. Each of Sellers will refer all customer inquiries relating to the businesses of the Companies to Buyer from and after the Closing.

     (d) Confidentiality. Each of Sellers will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his or its possession. In the event that any of the Sellers is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Sellers will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this (S)6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, any of Sellers is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Sellers may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Sellers shall use his or its reasonable best efforts to obtain, at the reasonable request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

     (e) Covenant Not to Compete. For a period of three (3) years from and after the Closing Date, except as an employee of the Companies, none of Sellers will engage directly or indirectly in any business that either of the Companies conducts as of the Closing Date in the Province of Ontario and any other geographic area in which either of the Companies or AEC and its subsidiaries conducts that business as of the Closing Date; provided, however, that no owner of less than 2% of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in any of its businesses. If the final judgment of a court of competent jurisdiction declares that any term or provision of this (S)6(e) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

 7. CONDITIONS TO OBLIGATION TO CLOSE,

 (a) Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in (S)3(a) and (S)4 above shall be true and correct in all material respects at and as of the Closing Date;

(ii) Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

(iii) the Companies shall have procured all of the third party consents specified in (S)5(b) above;

(iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of Buyer to own the Companies' Shares and to control the Companies, or (D) affect adversely the right of any of the Companies to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(v) the completeness of the effective date of the initial public offering of American Education Corporation;

(vi) Buyer shall have received from counsel to Sellers an opinion in form and substance as set forth in Exhibit C attached hereto, addressed to Buyer, and dated as of the Closing Date;

(vii) Buyer shall have received the resignations, effective as of the Closing, of each director and officer of the Companies other than those whom Buyer shall have specified in writing at least one (1) business day prior to the Closing;

(viii) Buyer shall have obtained on terms and conditions reasonably satisfactory to it all of the financing it needs in order to consummate the transactions contemplated hereby; and

(ix) all actions to be taken by Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer.

Buyer may waive any condition specified in this (S)7(a) if it executes a writing so stating at or prior to the Closing.

 (b) Conditions to Obligation of Sellers. The obligation of Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

     (i) the representations and warranties set forth in (S)3(b) above shall be true and correct in all material respects at and as of the Closing Date;

     (ii) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

     (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

     (v) Sellers shall have received from counsel to Buyer an opinion in form and substance as set forth in Exhibit D attached hereto, addressed to Sellers, and dated as of the Closing Date; and

     (vi) all actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Sellers.

Sellers may waive any condition specified in this (S)7(b) if they execute a writing so stating at or prior to the Closing.


 8.  REMEDIES FOR BREACHES OF THIS AGREEMENT.

 (a) Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of Closing) and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations), for a period of three (3) years.

(b)   Indemnification Provisions for Benefit of Buyer.

 (i) In the event any of Sellers breaches any of their representations, warranties, and covenants contained in this Agreement, then Sellers agrees to indemnify Buyer from and against the entirety of any Adverse Consequences Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by the breach.

(ii) Sellers agree to indemnify Buyer from and against the entirety of any Adverse Consequences Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any liability of the Companies arising on or before the Closing Date, including any claim, litigation or other action of any nature arising out of any action or inaction of Sellers or the Companies prior to the Closing Date.

(c)   Indemnification Provisions for Benefit of Sellers.

(i) In the event Buyer breaches any of its representations warranties and covenants contained herein, then Buyer agrees to indemnify Sellers from and against the entirety of any Adverse Consequences Sellers may suffer resulting from, arising out of, relating to, in the nature of, or caused by the breach.

(ii) Buyer agrees to indemnify Sellers from and against the entirety of any Adverse Consequences Sellers may suffer resulting from, arising out of, relating to, in the nature of, or caused by any liability of the Companies arising after the Closing Date, provided that the liability is in no way related to action or inaction of the Companies prior to the Closing Date.

(d)   Matters Involving Third Parties.

(i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this
(S)8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless and then solely to the extent the Indemnifying Party thereby is prejudiced.

(ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified

Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

          (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with (S)8(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

(iv) In the event any of the conditions in (S)8(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may reasonably deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including [reasonable] attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this (S)8.

(e) Determination of Adverse Consequences. All indemnification payments under this (S)8 shall be deemed adjustments to the Purchase Price.

(f) Recoupment Against Stock Payment, Buyer shall have the option of recouping all or any part of any Adverse Consequences it may suffer (in lieu of seeking any indemnification to which it is entitled under this (S)8) by notifying any Seller that Buyer is reducing the Stock Payment then due to Sellers.

(g) Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have for breach of representation, warranty, or covenant. Each of Sellers hereby agrees that he or it will not make any claim for indemnification against any of the Companies by reason of the fact that he or it was a director, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by Buyer against such Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).


9. TAX MATTERS. The following provisions shall govern the allocation of responsibility as between Buyer and Sellers for certain tax matters following the Closing Date:

       (a) Tax Periods Ending on or Before the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Companies for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Buyer shall permit the Companies to review and comment on each such Tax Return described in the preceding sentence prior to filing. Sellers shall reimburse Buyer for Taxes of the Companies with respect to such periods within fifteen (I 5) days after payment by Buyer or the Companies of such Taxes to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Balance Sheet.

       (b) Tax Periods Beginning Before and Ending After the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Companies for Tax periods which begin before the Closing Date and end after the Closing Date. Sellers shall pay to Buyer within fifteen (I 5) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Balance Sheet.

(c)    Cooperation on Tax Matters.

       (i) Buyer, Companies and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes.

       (ii) Buyer and Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

       (d) Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving the Companies shall be terminated as of the Closing Date and, after the Closing Date, the Companies shall not be bound thereby or have any liability thereunder.

(e) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this

 Agreement, shall be paid by Sellers when due, and Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.


 10. TERMINATION.

 (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

     (i) Buyer and Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

     (ii) Buyer may terminate this Agreement by giving written notice to Sellers on or before the 120th day following the date of this Agreement if Buyer is not reasonably satisfied with the results of its continuing business, legal, and accounting due diligence regarding the Companies;

     (iii) Buyer may terminate this Agreement by giving written notice to Sellers at any time prior to the Closing (A) in the event any of Sellers has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Sellers of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before July 1, 1998, by reason of the failure of any condition precedent under (S)7(a) hereof unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement; and

     (iv) Sellers may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, any of Sellers has notified the Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before July 1, 1998, by reason of the failure of any condition precedent under (S)7(b) hereof (unless the failure results primarily from any of Sellers themselves breaching any representation, warranty, or covenant contained in this Agreement).

     (b) Effect of Termination. If any Party terminates this Agreement pursuant to (S) I O(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party except for any Liability of any Party then in breach.


11.  MISCELLANEOUS.

(a)   Nature of Certain Obligations.

      The covenants of each of Sellers in (S)2(a) above concerning the sale of his or its Companies'

Shares to Buyer and the representations and warranties of each of Sellers in
(S)3(a) above concerning the transaction are several obligations. This means that the particular Seller making the representation, warranty, or covenant will be solely responsible to the extent provided in (S)8 above for any Adverse Consequences Buyer may suffer as a result of any breach thereof.

     (ii) The remainder of the representations, warranties, and covenants in this Agreement are joint and several obligations. This means that each Seller will be responsible to the extent provided in (S)8 above for the entirety of any Adverse Consequences Buyer may suffer as a result of any breach thereof.

 (b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of Buyer and Sellers; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

 (c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective heirs, successors and permitted assigns.

 (d) Entire Agreement. This Agreement including the documents referred to herein constitutes the entire agreement among the Parties and supersedes any prior understandings, side agreements, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

 (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective heirs, successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of Buyer and Sellers; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder.

 (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     (h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

          If to the Sellers:       George Schwartz

          4 Mayfair Avenue
          Toronto, Ontario M5N2N4

          P.M.T. Holdings Inc.
          C/O 94 Cumberland St., Ste. 700
          Toronto, Ontario M5RIA3
          Attn:     Vasco Lopes


          Michael C. Markovitz
          20 South Clark Street
          Suite 300
          Chicago, Illinois 60603


          If to the Buyer
          PrimeTech Canada Inc.
          C/O 84 Dufferin Street Bridgewater, Nova Scotia B4V 2G3

     With a copy to:

               PrimeTech Canada, Inc.
               20 South Clark Street
               Suite 300
               Chicago, Illinois 60603
               Attn: Harold O'Donnell, Ph.D.
               and
               Clark A Merritt
               Barrister and Soliciter
               Cadillac Fairview Tower
               20 Queen Street West Suite 3300
               Toronto, Ontario M51-1 3R3


 Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

 (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

 j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

 (k) Expenses. Each of the Parties will bear his or its own costs and expenses including legal fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby. Sellers agree that the Companies have not borne or will not bear any of Sellers' costs and expenses (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

 (1) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

 (m) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

 (n) Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event that (S)6(d) and (S)6(e) of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of
(S)6(d) and (S)6(e) of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity. The prevailing party to any such dispute shall be entitled to recover his or its reasonable attorneys' fees and costs.

 (o) Binding Arbitration.  Except with respect to a breach of (S)6(d) or
(S)6(e), any dispute,
controversy or claim relating to this Agreement, including but not limited to the interpretation thereof, or its breach or existence, which cannot be resolved amicably by Sellers and Buyer shall be submitted to mandatory and binding arbitration by a single arbitrator at the election of either party pursuant to the rules of the American Arbitration Association. The arbitration will be conducted in Chicago, Illinois, or other such location as may be determined by mutual agreement of Sellers and Buyer. The prevailing party to any such dispute shall be entitled to recover his or its reasonable attorneys' fees and costs.

  (p) Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Illinois, United States of America.


     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.


PRIMETECH CANADA INC.

By:   /s/ Harold J. O'Donnell
      -----------------------
      Harold O'Donnell, Ph.D.
Title:    President



/s/ George Schwartz
--------------------------
GEORGE SCHWARTZ


P.M.T. HOLDINGS INC.

By:   /s/
      ------------------------------
Title: President


/s/ Michael C. Markovitz
------------------------
MlCHAEL MARKOVITZ